Exhibit 99.1

Callon Petroleum Company Announces Upsizing and Pricing of Common Stock Offering

NATCHEZ, Miss., March 3, 2016 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has priced an upsized underwritten public offering of 13,265,000 shares of its common stock for total estimated gross proceeds (before the underwriter’s discounts and commissions and estimated offering expenses) of approximately $86.2 million. The underwriters will have an option for 30 days to purchase up to an additional 1,985,000 shares of common stock from the Company. Proceeds from the offering are expected to be used to repay amounts outstanding under Callon’s senior secured revolving credit facility, which were used in part to finance recent acquisitions, with any remainder being used for general corporate purposes, including future potential acquisitions with a primary focus in the Permian Basin.

Credit Suisse and J.P. Morgan are acting as joint book-running managers for the offering. The offering is expected to close on March 9, 2016, subject to customary closing conditions.

The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, via telephone at 1-800-221-1037, or by e-mailing newyork.prospectus@credit-suisse.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, via telephone at 866.803.9204, or by e-mailing prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294